Designated Filer:	FEINBERG LARRY N
Issuer & Ticker Symbol:	Hansen Medical, Inc. [HNSN]
Date of Event Requiring Statement:	May 12, 2015

Joint Filer Information and Signatures

Joint Filers:
1.Name: Address:	Oracle Partners, L.P. c/o Oracle Investment Management, Inc., 200 Greenwich Avenue, Greenwich CT 06830
	ORACLE PARTNERS, L.P. By: ORACLE ASSOCIATES, LLC, its general partner By: /s/ Larry N. Feinberg Name: Larry N. Feinberg Title: Managing Member	May 18, 2015 Date
2.Name: Address:	Oracle Associates, LLC c/o Oracle Investment Management, Inc., 200 Greenwich Avenue, Greenwich CT 06830
	ORACLE ASSOCIATES, LLC By: /s/ Larry N. Feinberg Name: Larry N. Feinberg Title: Managing Member	May 18, 2015 Date